Exhibit 99.4

October 25, 2018

Board of Directors
 Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 23, 2018, to the Board of Directors of Synovus Financial Corp., a Georgia corporation (“Synovus”) as Annex E to, and to the reference thereto under the headings “SUMMARY — Opinion of Synovus’ Financial Advisor” and “THE MERGER — Opinion of Synovus’ Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Synovus and FCB Financial Holdings, Inc., a Delaware corporation (“FCB”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to Synovus’ Registration Statement on Form S‑4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
                      INCORPORATED